Exhibit 4(u)
AMENDMENT NO. 18
TO
THE LINCOLN ELECTRIC COMPANY
EMPLOYEE SAVINGS PLAN
(Effective November 1, 1994)
          The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 18 to The Lincoln Electric Company Employee Savings Plan (Effective November 1, 1994) (the “Plan”), effective as of January 31, 2005 unless otherwise provided herein.
I.
          Section 1.1(27) of the Plan is hereby amended in its entirety to read as follows:
     “(27) Enrollment Date: November 16, 1994, and (a) with respect to elections to reduce Base Compensation, the first day of each January, April, July and October thereafter, (b) with respect to elections to reduce Bonus Compensation payable in December of a calendar year, the Wednesday immediately preceding each Thanksgiving Day after 1994, and (c) with respect to any other Bonus Compensation payable at any other time during a calendar year, the date designated by the Administrative Committee, provided that such date is no later than the day before the date that such Bonus Compensation is determined.”
II.
          Section 2.2(1)(c) of the Plan is hereby amended in its entirety to read as follows:
“(c) his authorization to his Employer to withhold from his Base Compensation for each pay period and/or from his Bonus Compensation, commencing on or after such effective date, any designated Before-Tax Contributions and to pay the same to the Trust, and”
III.
          The last sentence of Section 3.3 of the Plan is hereby amended in its entirety to read as follows:
“For each payment of Bonus Compensation, a Member shall make an election with respect to the percentage, or amount, if any, of each such payment to be made as Before-Tax Contributions effective as of the applicable Enrollment Date, upon such prior written notice filed with the Administrative Committee, and on such form as the Committee may require.”

IV.
          Effective as of March 28, 2005, Section 6.3(4) of the Plan is hereby amended by deleting “$5,000” where it appears therein and substituting therefor “$1,000”.
EXECUTED at Cleveland, Ohio this 31st day of January, 2005.

THE LINCOLN ELECTRIC COMPANY
By:	/s/ G. A. Farrell
Title:

 2